MANAGEMENT AGREEMENT

This management agreement dated for reference 19 April 2006 is between De Beira Goldfields Inc., a Nevada corporation (“De Beira”) with an office at 1530 Duthie Avenue, Burnaby, British Columbia, V5A 2R6, and Reginald Gillard, of 4 Mere View Way, Subiaco, Western Australia, 6008.

Whereas De Beira wishes to appoint Mr. Gillard as president and chief executive officer of De Beira , and whereas Mr. Gillard has consented to the appointment of president and chief executive officer, for valuable consideration, the receipt and sufficiency of which are acknowledged, and the following mutual promises, the parties agree that:

1.
Appointment. De Beira appoints Mr. Gillard as of 19 April 2006 to provide his services as the president and chief executive officer of De Beira and his business management expertise to De Beira in connection with its business activities.

2.	Compensation. De Beira will pay Mr. Gillard $5,000 Australian dollars per month for the term of this agreement.

3.	Expenses. De Beira will reimburse Mr. Gillard for any reasonable out-of-pocket expenses that he incurs in fulfilling the terms of this agreement.

4.	Term. The term of this agreement will be 12 months and this agreement will expire on April 18, 2007.

5.	Confidentiality.

a.
Mr. Gillard will hold in the strictest confidence any information about De Beira or any other affiliated entity that he acquires in the performance of his duties under this agreement or otherwise, unless De Beira or an affiliate has publicly disclosed the information or authorized Mr. Gillard to disclose it in writing, and will use his best efforts and precautions to prevent the unauthorized disclosure of confidential information. This confidentiality provision survives the termination of this agreement and Mr. Gillard’s office as president and chief executive officer.

b.
Mr. Gillard acknowledges the importance and value of confidential information, that the unauthorized disclosure of any confidential information could cause irreparable harm to De Beira or its affiliates, and that monetary damages are an inadequate compensation for Mr. Gillard’s breach of this agreement. Accordingly, De Beira and its affiliates may, in addition to and not in limitation of any other rights, remedies or damages available to it in law or equity, obtain a temporary restraining order, a preliminary injunction or a permanent injunction in order to prevent Mr. Gillard from breaching or threatening to breach this agreement.

6.
Representations and warranties. Mr. Gillard represents and warrants that he has the management skills and experience required to fulfil the duties of president and chief executive officer of De Beira and to advise De Beira on its business activities.

7.
Termination. Either party may terminate this agreement any time for any reason by delivering a written notice of termination to the other party 30 days before the termination date. De Beira will only be liable to pay Mr. Gillard for the 30 days.

8.
No waiver. No failure or delay of De Beira in exercising any right under this agreement operates as a waiver of the right. De Beira’s rights under this agreement are cumulative and do not preclude De Beira from relying on or enforcing any other legal or equitable right or remedy.

9.	Time. Time is of the essence.

10.	Jurisdiction. This agreement is governed by the laws of the State of Nevada.

11.
Severability. If any part of this agreement that is held to be void or otherwise unenforceable by a court or proper legal authority, then that part is deemed to be amended or deleted from this agreement, and the remainder of this agreement is valid or otherwise enforceable.

12.
Notice. Any notice required by or in connection with this agreement be in writing and must be delivered to the parties by hand or transmitted by fax to the address and fax number given for the parties in the recitals. Notice is deemed to have been delivered when it is delivered by hand or transmitted by fax.

13.	Counterparts. This agreement may be signed in counterparts and delivered to the parties by fax, and the counterparts together are deemed to be one original document.

The parties’ signatures below are evidence of their agreement.

De Beira Goldfields Inc.

/s/ Michele Fronzo

Authorized Signatory

/s/ Reginald Gillard

 Reginald Gillard